Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Appoints New EMEA President

CAMBRIDGE, Mass., February 28, 2006 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that it has appointed Dennis van Lingen to the position of president, EMEA, effective May 15, 2006. In this role, he will be responsible for leading the company’s business in EMEA, which comprises Europe, the Middle East, and Africa. Van Lingen, a longtime Forrester marketing executive, succeeds Robert Davidson, who will leave Forrester on June 30, 2006.
“I would like to extend my appreciation to Robert for his leadership,” said George F. Colony, chairman and chief executive officer. “I am grateful for his many accomplishments and wish him the best in his future endeavors.”
As part of Forrester’s succession plan, the company has worked with van Lingen to assume leadership of Forrester’s business in EMEA. “Over the past six years, Dennis has held leadership roles both in Europe and in the US,” stated Colony. “His tenure in both regions, extensive knowledge of the company, and strategic and operational expertise will enable him to effectively lead and enhance our EMEA business.”
Van Lingen joined Forrester in 2000 as director of marketing in the company’s Amsterdam office. In that role, he managed all aspects of the European marketing strategy as well as the European events business. Since 2004, he has served as vice president, marketing, Americas, in the company’s headquarters in Cambridge, Mass., where he contributed to Forrester’s growth and enhanced its new business operations. Specifically, van Lingen redesigned and strengthened the lead management process, oversaw events, and drove sales through successful marketing programs for the Americas.
Prior to joining Forrester, van Lingen worked in the marketing division of Nissan Europe for eight years, where he was a senior manager involved in pan-European launch activities, product planning, and product life-cycle management. Earlier, van Lingen was a marketing officer at Royal Philips Electronics in the Netherlands. Van Lingen is a Chartered Marketer from the British Chartered Institute of Marketing (CIM) and holds a DipM postgraduate diploma in Marketing from CIM.
Davidson will remain with Forrester until June 30, 2006 while he transitions his duties to van Lingen.
Forrester Research (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice about technology’s impact on business and consumers. For 22 years, Forrester has been a thought leader and trusted advisor, helping global clients lead in their markets through its research, consulting, events, and peer-to-peer executive programs. For more information, visit www.forrester.com.

Kimberly Maxwell	Karyl Levinson
Director, Investor Relations	Director, Corporate Communications
Forrester Research, Inc.	Forrester Research, Inc.
+1 617/613-6234	+1 617/613-6262
kmaxwell@forrester.com	press@forrester.com

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